Exhibit 5.3

[SEYFARTH SHAW LLP LETTERHEAD]

July 22, 2013

Wolverine World Wide, Inc.

9341 Courtland Drive

Rockford, Michigan 49351

Re:	Wolverine World Wide, Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special legal counsel in the Commonwealth of Massachusetts (the “Commonwealth”) to Wolverine World Wide, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) of the Company and certain direct and indirect wholly-owned subsidiaries of the Company listed as co-registrants thereon (the “Guarantors”), including those entities listed on Exhibit A attached hereto (the “Massachusetts Guarantors”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) in connection with the offering by the Company of up to $375,000,000 in aggregate principal amount of the Company’s 6.125% Senior Notes due 2020 (the “Exchange Notes”) and the guarantees of the Company’s payment obligations under the Exchange Notes (each a “Guaranty”) by the Guarantors in exchange (the “Exchange Transaction”) for a like principal amount of the Company outstanding, unregistered 6.125% Senior Notes due 2020 (the “Outstanding Notes”).

We call your attention to the fact that we have been retained as special legal counsel by the Company to issue this opinion letter in connection with the Registration Statement and we are not general outside counsel to either the Company or any of the Guarantors.

1. We have examined the original, or copies certified or otherwise to our satisfaction, of (the “Documents”):

a. The Registration Statement;

b. That certain Senior Notes Indenture dated as of October 9, 2012 by and among: (w) the Company; (x) the Guarantors; and (y) Wells Fargo Bank, National Association, as Trustee (the “Indenture”);

c. The Outstanding Notes;

d. The form of global note for the Exchange Notes attached as Exhibit A to the Indenture;

Wolverine World Wide, Inc.

July 22, 2013

e. The Restated Articles of Organization of The Stride Rite Corporation, as amended, as certified by the Secretary of State of the Commonwealth on June 28, 2013 (the “Stride Rite Corporation Charter”);

f. The Amended and Restated By-Laws of The Stride Rite Corporation dated as of October 9, 2012 (the “Stride Rite Corporation By-Laws”);

g. The Articles of Organization of Stride Rite Investment Corporation, as amended, as certified by the Secretary of State of the Commonwealth on June 28, 2013 (the “Stride Rite Investment Charter”);

h. The Amended and Restated By-Laws of Stride Rite Investment Corporation dated as of October 9, 2012 (the “Stride Rite Investment By-Laws”);

i. The Restated Articles of Organization of Saucony, Inc., as amended, as certified by the Secretary of State of the Commonwealth on June 28, 2013 (the “Saucony Charter”);

j. The Amended and Restated By-Laws of Saucony, Inc. dated as of October 9, 2012 (the “Saucony By-Laws”);

k. The Articles of Entity Conversion of a Domestic Business Corporation to a Domestic Other Entity and the Certificate of Organization of Keds, LLC, as amended, as certified by the Secretary of State of the Commonwealth on June 28, 2013 (the “Keds Certificate of Organization”);

l. The Amended and Restated Operating Agreement of Keds, LLC dated as of October 9, 2012 (the “Keds Operating Agreement”);

m. The Articles of Entity Conversion of a Domestic Business Corporation to a Domestic Other Entity and the Certificate of Organization of Stride Rite Children’s Group, LLC, as amended, as certified by the Secretary of State of the Commonwealth on June 28, 2013 (the “SRCG Certificate of Organization”);

n. The Amended and Restated Operating Agreement of the Stride Rite Children’s Group, LLC dated as of October 9, 2012 (the “SRCG Operating Agreement”);

o. The Articles of Entity Conversion of a Domestic Business Corporation to a Domestic Other Entity and the Certificate of Organization of Sperry Top-Sider, LLC, as amended, as certified by the Secretary of State of the Commonwealth on June 28, 2013 (the “Sperry Certificate of Organization”);

Wolverine World Wide, Inc.

July 22, 2013

p. The Amended and Restated Operating Agreement of Sperry Top-Sider, LLC dated as of October 9, 2012 (the “Sperry Operating Agreement”);

q. A certificate of the Secretary of State of the Commonwealth dated July 17, 2013 as to the legal existence and good standing of The Stride Rite Corporation (the “Stride Rite Corporation Good Standing Certificate”);

r. A certificate of the Secretary of State of the Commonwealth dated July 17, 2013 as to the legal existence and good standing of Stride Rite Investment Corporation (the “Stride Rite Investment Good Standing Certificate”);

s. A certificate of the Secretary of State of the Commonwealth dated July 17, 2013 as to the legal existence and good standing of Saucony, Inc. (the “Saucony Good Standing Certificate”);

t. A certificate of the Secretary of State of the Commonwealth of Massachusetts dated July 17, 2013 as to the good standing of Keds, LLC (the “Keds Good Standing Certificate”);

u. A certificate of the Secretary of State of the Commonwealth dated July 18, 2013 as to the good standing of Stride Rite Children’s Group, LLC (the “SRCG Good Standing Certificate”);

v. A certificate of the Secretary of State of the Commonwealth dated July 17, 2013 as to the good standing of Sperry Top-Sider, LLC (the “Sperry Good Standing Certificate”); and

w. Such other documents, corporate records, certificates of officers of the Company and the Massachusetts Guarantors and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions contained in this letter (the “Other Documents”).

As used in this letter, the term “Exchange Note Documents” means the Indenture and the Guaranties of the Massachusetts Guarantors contained in Article 10 of the Indenture.

Please note that except as otherwise expressly indicated in this numbered paragraph 1, we have not reviewed any documents, instruments, or agreements referred to or listed in any of the Documents. We have undertaken no factual investigation except the examination as discussed in this paragraph and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the rendering of the opinions set forth below. We have, without independent investigation, relied upon the representations and warranties of the various parties as to matters of objective fact contained in the Documents.

Wolverine World Wide, Inc.

July 22, 2013

2. In rendering the opinions hereinafter set forth, we have assumed:

a.	the completeness and authenticity of all documents and instruments submitted to us as originals;

b.	the completeness and conformity to original documents and instruments of all documents and instruments submitted to us as certified, photostatic or facsimile copies and the completeness and authenticity of such original documents and instruments;

c.	the genuineness of all signatures on the Documents;

d.	the legal capacity to contract of each signatory of any Document, whether signed individually or in a representative capacity;

e.	that the Exchange Note Documents are the legal, valid and binding obligations of all parties thereto enforceable against each such party in accordance with their respective terms;

f.	the Exchange Notes, when issued and delivered as contemplated by the Exchange Transaction and in accordance with the Exchange Note Documents, will be the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms;

g.	that value has been given by the holders of the Outstanding Notes to the Massachusetts Guarantors in connection with the Exchange Transaction;

h.	that none of the Massachusetts Guarantors, nor any property of any of the Massachusetts Guarantors, is the subject of a receivership;

i.	the accuracy and completeness of the judicial and other government records and indices examined by us and the current and complete indexing of such records;

j.	that the certificates, waivers and reports of or relating to public offices and officials examined and relied upon by us have been validly issued and correctly set forth the facts stated therein and that all other certificates relied upon by us correctly set forth the facts stated therein;

k.

that to the extent our opinions relate to matters as to which governmental agencies have issued certificates or other statements, or as to which we have received certificates from the officers or managers of the Company

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July 22, 2013

or the Massachusetts Guarantors, or as to which we have made or caused to be made examinations of judicial and other government records and indices, there have been no changes in the facts reflected in such certificates and records from the date of such certificates and examinations through the date hereof; and

l. that the Other Documents are complete and accurate.

Please note that in the course of our representation of the Company in connection with the Exchange Transaction, nothing has come to our attention which causes us to believe our reliance upon any of these assumptions is inappropriate, and, with your concurrence, the opinions hereafter expressed are based upon these assumptions.

3. We express no opinion as to the laws of any jurisdiction other than the internal substantive laws of the Commonwealth, as in effect on the date hereof. We express no opinion as to any state or federal securities laws, and we express no opinion as to the ordinances, statutes, administrative decisions, orders, rules and regulations of any municipality, county or other political subdivision of any state.

4. Based upon, and solely in reliance upon the review, the limited investigation and the assumptions described above, we are of the opinion that:

a.	Each of Saucony, Inc., The Stride Rite Corporation and Stride Rite Investment Corporation is a corporation incorporated, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Each of Sperry Top-Sider, LLC, Stride Rite Children’s Group, LLC and Keds, LLC is a limited liability company organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts.

b.	Each of Saucony, Inc., The Stride Rite Corporation and Stride Rite Investment Corporation entered into the Exchange Note Documents on October 9, 2012 and had the requisite corporate power and authority to do so. Each of Sperry Top-Sider, LLC, Stride Rite Children’s Group, LLC and Keds, LLC entered into the Exchange Note Documents on October 9, 2012 and had the requisite limited liability company power and authority to do so.

c.

Saucony, Inc. has all requisite corporate power and authority to perform its obligations under the Exchange Note Documents. The Stride Rite Corporation has all requisite corporate power and authority to perform its obligations under the Exchange Note Documents. Stride Rite Investment Corporation has all requisite corporate power and authority to perform its obligations under the Exchange Note Documents. Sperry Top-Sider, LLC

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July 22, 2013

has all requisite limited liability company power and authority to perform its obligations under the Exchange Note Documents. Stride Rite Children’s Group, LLC has all requisite limited liability company power and authority to perform its obligations under the Exchange Note Documents. Keds, LLC has all requisite limited liability company power and authority to perform its obligations under the Exchange Note Documents.

d.	The execution, delivery and performance of the Exchange Note Documents was duly authorized by all necessary: (i) corporate action of each of Saucony, Inc., The Stride Rite Corporation and Stride Rite Investment Corporation; and (ii) limited liability company action of each of Sperry Top-Sider, LLC, Stride Rite Children’s Group, LLC and Keds, LLC. The Exchange Note Documents have been duly executed and delivered by each of the Massachusetts Guarantors.

e.	No consent, approval, license, permit or authorization of any governmental authority was or is required to be obtained by any Massachusetts Guarantor in connection with the execution, delivery and performance by such Massachusetts Guarantor of the Exchange Note Documents.

f.	The execution and delivery of the Exchange Note Documents by each of the Massachusetts Guarantors did not, and the performance of each of the Massachusetts Guarantors’ obligations as provided in the Exchange Note Documents will not, constitute a violation or breach of: (i) any provision of the Massachusetts Business Corporation Act or the Massachusetts Limited Liability Company Act as in effect on the date of this letter, as applicable; (ii) the contract laws of the Commonwealth, as in effect on the date of this letter, which, in our experience, are applicable or relevant to the transactions of the type contemplated by the Exchange Note Documents (except for the contract laws of the Commonwealth relating to the enforceability of contracts as to which we express no opinion); (iii) the Saucony Charter or the Saucony By-Laws; (iv) the Stride Rite Corporation Charter or the Stride Rite Corporation By-Laws; (v) the Stride Rite Investment Charter or the Stride Rite Investment By-Laws; (vi) the Sperry Certificate of Organization or the Sperry Operating Agreement; (vii) the SRCG Certificate of Organization or the SRCG Operating Agreement; or (viii) the Keds Certificate of Organization or the Keds Operating Agreement.

Wolverine World Wide, Inc.

July 22, 2013

5. With your concurrence, our opinions expressed in the numbered paragraph 4(a) as to the existence and good standing of: (a) Saucony, Inc. is based solely on a review of the Saucony Good Standing Certificate; (b) The Stride Rite Corporation is based solely on a review of the Stride Rite Corporation Good Standing Certificate; (c) Stride Rite Investment Corporation is based solely on a review of the Stride Rite Investment Good Standing Certificate; (d) Sperry Top-Sider, LLC is based solely on a review of the Sperry Good Standing Certificate; (e) Stride Rite Children’s Group, LLC is based solely on a review of the SRCG Good Standing Certificate; and (f) Keds, LLC is based solely on a review of the Keds Good Standing Certificate.

The opinions expressed herein are rendered as of the date hereof and no opinion is expressed or is to be implied, as to either circumstances or events that may occur subsequent to such date or the effect of future applicable laws, regulations and court decisions. We undertake no, and hereby disclaim any, obligation to advise the Company of any matters or changes that come to our attention after the date hereof and/or that might affect the matters or opinions set forth herein.

This letter is provided for use solely in connection with the authorization, issuance and sale of the Exchange Notes and may not be used, circulated, quoted or otherwise relied upon for any other purpose without our written consent. We consent to the filing of this opinion letter as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. We further consent to the reliance on this opinion by Gibson, Dunn & Crutcher LLP for the purpose of delivering its opinion to be filed as Exhibit 5.1 to the Registration Statement, as to the enforceability of the Exchange Note Documents and the Exchange Notes. In giving these consents, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

SEYFARTH SHAW LLP

/s/ Seyfarth Shaw LLP

Wolverine World Wide, Inc.

July 22, 2013

Exhibit A

EXHIBIT A

Massachusetts Guarantors

Sperry Top-Sider, LLC

Saucony, Inc.

Stride Rite Children’s Group, LLC

The Stride Rite Corporation

Stride Rite Investment Corporation

Keds, LLC